Exhibit 99.1

LKQ Corporation Finalizes Sale of OEM Glass Manufacturing Business to Vitro, S.A.B.

Chicago, IL (March 1, 2017) - LKQ Corporation (Nasdaq: LKQ) today announced that it has completed the previously announced agreement to sell the OEM glass manufacturing business of its Pittsburgh Glass Works subsidiary (“PGW”) to a subsidiary of Vitro, S.A.B. de C.V. (BMV: VITROA.MX), a glass manufacturer based in Mexico. The sale price was $310 million, subject to potential post-closing purchase price adjustments.

As part of the transaction, LKQ and Vitro entered into a multi-year supply agreement pursuant to which LKQ’s ongoing aftermarket glass distribution business will purchase a specified amount of its automotive glass from Vitro at specified prices.

"This divestiture, and the retention of the PGW aftermarket glass distribution business, reflects LKQ's ongoing commitment to being a one-stop-shop solution to the collision repair industry in North America,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793